CONSULTING AGREEMENT

For Investor Relations Services

BETWEEN

First International Capital Group, Ltd., a BVI company with offices located at: Avenue De Champel 8C, Geneva, Switzerland (hereinafter referred to as the "Consultant").

AND

Radiant Pharmaceuticals Corporation (NYSE Amex: RPC) a Delaware corporation with offices located at: 2492 Walnut Ave., Suite 100, Tustin CA 92780 (hereinafter referred to as the "Company").

Whereas, the Company is a publicly listed company, traded on the NYSE-Amex, which seeks to engage with professional investor relations consultants in order to expand continue to expand their shareholder base, and exposure and;

Whereas, the Consultant provides investor relations services to public companies;

Now therefore, the Company and the Consultant have agreed to enter into this Consulting Agreement for their mutual benefits and agree as follows on this the 1st day of May, 2011.

I.            Description of Services

(1)          The Consultant represents and warrants to the Company that the Consultant has the required skills and experience to perform the duties and exercise the responsibilities required of the Consultant as an investor relations consultant. In carrying out these duties and responsibilities, the Consultant shall comply with all lawful and reasonable instructions as may from time to time be given by officers and directors of the Company.

(2)	The Consultant specifically agrees to act in an advisory and consultative capacity only in respect of the following areas of responsibility:

(a)           To organize and make presentations with investors, financial and industry analysts, registered brokers and financial writers to inform such groups about the Company's business and keep them updated as developments arise;

(b)           To hold discussions with individual investors, money managers, financial advisors or other such groups (hereinafter referred to as the "Contacts") that are potentially interested in learning about the Company and to provide such contacts with non-confidential information about the Company.

(c)           To disseminate press releases issued by the Company in a timely manner to the contacts;

(d)           To provide a written report outlining the investor relations campaign which will target individuals and financial managers specifically in Western Europe, Israel, and select countries in Asia.

(3)           It is understood and agreed that all forecasts and financial projections are to be prepared solely by the management of the Company and that the Consultant shall obtain the Company's approval for any and all content before distributing or otherwise disseminating any information or material of whatever nature of kind relating to the Company to any person or group. Approval shall not be required for the distribution of any material that, at the time of distribution, is already generally available to the public.

(4)           The Consultant and Company agree to comply with and be bound by the terms and conditions of this Consulting Agreement.

(5)           In consideration of the Consultant's agreement hereto and the Consultant's performance in accordance herewith, the Company retains the Consultant as an investors relations consultant for a term of eight months commencing, on May 1, 2011 and ending on December 31, 2011 (the "Term of the Agreement").

II.           Performance of Services

During the Term of the Agreement the Consultant shall serve the Company as an independent contractor. The Company acknowledges that the Consultant may be engaged in the business of investor relations and ancillary functions on behalf of other private or public companies. It shall be expressly understood that Consultant shall have no power to bind the Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company in any manner.

The Consultant's duty is to provide a strategic investor relations program by undertaking it's best efforts to:

(1)           Communicate the Company's quantitative and qualitative value proposition, specifically with regard to the Company's flagship proprietary in-vitro diagnostic cancer test, which is used for the detection and/or monitoring of lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, thyroid, and pancreatic cancer.

(2)          Distribute publicly disclosed information regarding the Company's reasonable expectations for success in achieving further and additional regulatory approvals based upon ongoing clinical tests and studies, both inside and outside of the United States.

(3)          Target high net worth investors, industry analysts, portfolio managers, fund managers, and retail stock brokers that focus on the diagnostic sector of the market and also consider investments in micro-cap companies.

(4)          Coordinate with management's travel to schedule when possible one-on-one meetings with individuals, corporations, and fund managers both domestically and internationally that have expressed a serious interest to meet with Company management. Such meetings can be referred to as "road shows" and can be planned and arranged in conjunction with Company's management. In the event Company wishes to undertake a road show, Company hereby agrees to pay or reimburse all pre-approved expenses of Consultant's travel and lodging as may be incurred during a road show.

III.          Confidential Information

(1)          The Consultant acknowledges that in the performance of its duties it may acquire information about certain matters or events, which are confidential to the Company (the "Information") and which Information is the exclusive property of the Company, including but not limited to:

(a)  Lists of present and prospective customers and related information

(b)  Pricing and sales policies for Company's products

(c)  List of suppliers and customers or prospective suppliers and customers

(d)  Trade secrets

(e)  Information about Company's finances

(f)  Information about existing or potential joint ventures with Company

(g)  Information about regulatory approval processes underway

(h)  Information about clinical trials underway

(2)          The Consultant acknowledges such information is and will remain the sole property of the Company. Accordingly, the Consultant undertakes to treat confidentially all such information and agrees not to disclose same to any third party. The Consultant will only distribute, discuss, and disseminate non-confidential information.

IV.          Non-competition

The Consultant agrees that, during the Term of the Agreement and for a period of twelve (12) months following termination of the Agreement, it will not engage in a business relationship with another company that could reasonably be deemed a direct competitor of the Company.

V.           Remuneration

(1)           In consideration of the Consultant's undertaking and the performance of the obligations contained herein, the Company shall issue on the date hereof, or as soon as is practically possible, seven hundred and fifty thousand (750,000) shares of common stock (the "Shares") of the Company, which shares shall vest month. Three months or 250,000 shares will be immediately released upon signing this agreement and approval the NYSE Amex, with the remaining 500,000 shares paid out at a rate of 71,428 shares paid out monthly after that. The Shares shall be released to the Consultant upon the completion of each month of service. In the event of a termination pursuant to Section VII, any unvested Shares shall be cancelled by the Company.

(2)           The Company agrees that the 750,000 shares issued to Consultant hereunder shall be entitled to so-called "piggyback registration rights" for a period of one year from the date hereof. In the event that the Company proposes to register any of its equity securities pursuant to a Registration Statement on Form S-1, S-3, or S-4 for cash and if such registration would permit the registration of the shares issued to Consultant, if permitted by the underwriter, the Company agrees to use its best efforts to register Consultant's shares issued hereunder in the same registration. After the one year period, Consultant's piggyback registration rights shall expire. Thereafter, Consultant shall rely on Rule 144 and shall comply therewith in connection with the sale or transfer of the shares of common stock issued pursuant to this Agreement.

VI.         The Company's Property

The Consultant acknowledges that all items used by the Consultant pursuant to the Consultant's services under this Consulting Agreement or furnished by the Company to the Consultant, including without limitation all equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly upon the termination of the Consultant's services.

VII.        Notices

(1)           Any notice required or permitted to be given to the Consultant shall be sufficiently given, if delivered to the Consultant via courier or, if mailed, by registered mail to the Consultant's address above.

(2)           Any notice required or permitted to be given to the Company shall be sufficiently given, if mailed by registered mail or delivered by courier to the Company's headquarters in Tustin, California.

VIII.      Severability

In the event that a court of competent jurisdiction shall deem any provision or part of this Consulting Agreement void or invalid, the remaining provisions or parts shall be and remain in full force and effect.

IX.         Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto with respect to the employment of the Consultant and any and all previous agreements, written or oral, express or implied between the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such agreement.

X.           Modification of Agreement

Any modification of this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

XI         Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

XII.       Governing Law; Dispute Resolution.

a.             This Agreement shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of Delaware.

b.             Each party shall bear its own expenses in any litigation conducted under this section.

c.             Disputes; Arbitration:

(i)           Mandatory Arbitration. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section XIII(c).

(ii)           Arbitration. Any arbitration commenced pursuant to this Section XIII(c) will be conducted in Tustin, California under the Commercial Rules of the American Arbitration Association ("AAA") by arbitrators appointed in accordance with such rules. The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this AGREEMENT and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribuna l of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

XIII.           Signatures

Facsimile signatures will have the same force and effect as originals.

IN WITNESS WHEREOF this Agreement has been accepted and executed by the parties to it, the day, month and year first written above.

/s/ Douglas MacLellan
Douglas MacLellan, CEO	Stephen John Kelly, President
Radian Pharmaceuiticals , Inc.	First International Capital Group, Ltd.

Date: May 1, 2011	Date:

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